Exhibit 99.2

ANNEX A

This amended and restated OPERATING AGREEMENT OF BG FARMING TECHNOLOGIES LTD, a limited company organized pursuant to the Companies Act 2006 of the United Kingdom (as amended and in effect from time to time, the “Act”), is entered into and shall be effective as of the Signing Date by and among the Company and the persons executing the Operating Agreement as Members.

WHEREAS, the first version of this Agreement dated 28 July 2020 was amended and restated in order to modify Articles 7 and 13 of the Agreement.

1	DEFINITIONS

“Additional Member” means a Member other than an initial Member or a Substitute Member who has acquired a Membership Interest from the Company pursuant to an Admission Agreement;

“Admission Agreement” means the Agreement between an Additional Member and the Company described in Article 12;

“Agreement” means this Operating Agreement;

“Assignee” means a transferee of a Membership Interest who has not been admitted as a Substitute Member or a Person who has become Dissociated (or its successor) as provided in Article 12;

“Bankrupt Member” means a Member who: (i) has filed a voluntary petition for relief or who has become the subject of an order for relief, or (ii) has initiated, either in an original Proceeding or by way of answer in any state insolvency or receivership Proceeding, an action for liquidation, arrangement, composition, readjustment, dissolution or similar relief;

“Board” means the Board of Managers of the Company;

“Business Day” means any day other than Saturday, Sunday or any legal holiday observed in United Kingdom;

“Capital Contribution” means the amount of cash and the value of other Property, knowledge, experience or services, as agreed io pursuant to the Operating Agreement or by the Members pursuant to an Admission Agreement, which is contributed to the capital of the Company, whenever made.

“Certificate of Formation” has the meaning set forth in Section 2.1;

“Company” means BG Farming Technologies Ltd., the limited company formed under the laws of United Kingdom pursuant to the Certificate of Formation and the Operating Agreement;

“Company Property” means any Property owned by the Company;

“De-SPAC Transaction” means the completion of a transaction or series of related transactions by way of merger, consolidation, business combination, share exchange, share purchase or otherwise between Moolec and a special purpose acquisition company or its subsidiary in which the shares of common stock (or similar securities) of the surviving or parent entity are listed for trading on the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace located in a jurisdiction other than the United States.

“Direct Listing” means (i) Moolec’s initial listing of its ordinary shares (other than shares of ordinary shares not eligible for resale under Rule 144 under the Securities Act) on a national securities exchange by means of an effective registration statement on Form S-1 (or Form F-1) filed by Moolec with the SEC that registers shares of existing share capital of Moolec for resale, as approved by Moolec’s board of directors, or (ii) any analogous initial listing not involving any underwritten offering of the ordinary shares on any exchange or marketplace located in a jurisdiction other than the United States. For the avoidance of doubt, a Direct Listing shall not be deemed to be an underwritten offering and shall not involve any underwriting services.

“Distribution” means a transfer of Property to a member on account of a Membership Interest as described in Article 10 and Article 13;

“Disposition” “Dispose” means any sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or other transfer, absolute or as security or encumbrance;

“Dissociation,” “Dissociate” or “Dissociating” means any action which causes a Person to cease to be Member as described in Article 11;

“Effective Date” has the meaning set forth in Section 2.4;

“Entity” means a Person other than a natural person. Entity includes, without limitation, corporations (both non-profit and other corporations), partnerships (both limited and general), joint ventures, limited liability companies, trusts, estates and unincorporated associations, but the term does not include joint tenancies and tenancies by the entirety;

“Indemnitee” has the meaning set forth in Section 7.13.1;

“Initial Member” means Bioceres S.A. and Gast6n Paladini;

“Initial Public Offering” means the closing of Moolec’s first firm commitment underwritten initial public offering of ordinary shares pursuant to (i) a registration statement filed with the SEC under the Securities Act or (ii) the securities laws applicable to such offering as a result of which such ordinary shares will be listed on an exchange or marketplace located in a jurisdiction other than the United States.

“Liquidity Event” means a Direct Listing, an Initial Public Offering or a De-SPAC Transaction of Moolec.

“Manager” means an individual serving on the Board of Managers of the Company;

“Majority in Interest of the Members” means the Member or Members whose aggregate Percentage Interest in the Company exceeds fifty percent (50%).

“Member” means any Person who was a Member at formation, any Substituted Member or any Additional Member, so long as such Person remains a Member in accordance with the terms of the Operating Agreement;

“Membership Interest” means the total number of issued and outstanding Membership Interest of the Company and rights of a Member in Distributions (liquidating or otherwise) and allocations of the profits, losses, gains, deductions and credits of the Company, and all other rights of a Member hereunder or under the Act in respect of the Company;

“MOOLEC SCIENCE LIMITED”, a private limited company incorporated in England and Wales (the “Moolec”).

“Notice” means except as otherwise provided in the Operating Agreement, any Notice shall be in writing; Notice to the Company shall be considered given when mailed by first class mail postage prepaid addressed to any Manager in care of the Company at the address of the Principal Office; and Notice to a Member shall be considered given when mailed by first class mail postage prepaid addressed to the Member at the address reflected in the Operating Agreement unless the Member has given the Company a Notice of a different address;

“Operating Agreement” means this Operating Agreement, as the same may be amended or amended and restated from time to time;

“Person” means an individual, trust, estate, or any incorporated or unincorporated Entity permitted to be a member of a limited liability company under the laws of UK;

“Percentage Interest” means, at any particular time, the percentage ownership interest of each Member in the Company, which is determined to a particular Member by dividing the Capital Contributions owned by such Member by the aggregate amount of the Capital Contributions of all Members.

“Principal Office” has the meaning set forth in Section 2.7;

“Proceeding” means any administrative, judicial, or other adversary proceeding, including, without limitation, litigation, arbitration, administrative adjudication, mediation, and appeal or review of any of the foregoing;

“Property” means any property real or personal, tangible or intangible, including money and any legal or equitable interest in such property, but excluding services and promises to perform services in the future;

“State Office” has the meaning set forth in Section 2.1;

“Signing Date” the date of the acceptance of this Amended and Restated Operating Agreement; and

“Substitute Member” means an Assignee who has been admitted to all of the rights of membership pursuant to the Operating Agreement.

2	FORMATION

2.1	Entity

The Member hereby organizes the Company as a limited company pursuant to the provisions of the Act. The Board shall file a certificate of formation of the Company (the “Certificate of Formation”) in accordance with the requirements of the Act.

2.2	Agreement

For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member executing the Operating Agreement hereby agrees to the terms and conditions of the Operating Agreement, as it may from time to time be amended according to its terms. Except to the extent a provision of the Operating Agreement is expressly prohibited or ineffective under the Act, the terms of the Operating Agreement shall govern the rights and obligations of the Members and Board, even when inconsistent with, or different than, the provisions of the Act or any other law or rule. The Operating Agreement constitutes the ‘limited company agreement’ of the Company.

2.3	Name

The name of the Company is BG Farming Technologies Ltd, and all business of the Company may be conducted under that name or under any other name selected by the Board, but in any case, only to the extent permitted by applicable law.

2.4	Effective Date

The Operating Agreement shall be effective as of the date of filing of the Certificate of Formation in the State Office (the “Effective Date”).

2.5	Term

The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with Article 14 of the Operating Agreement.

2.6	Registered Agent and Office

The registered agent for the service of process and the registered office shall be that Person and location reflected in the Certificate of Formation. The Board may, from time to time, change the registered agent or office through appropriate filings with the State Office. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Board shall promptly designate a replacement registered agent or file a notice of change of address as the case may be.

2.7	Principal Office

The principal office of the Company (the “Principal Office”) shall be located at such location as the Board may from time to time determine.

3	PURPOSES AND POWERS

3.1	Purposes

The purposes of the Company are to engage in any lawful act or activity for which limited liability companies may be formed under the Act and any and all activities necessary or incidental thereto.

3.2	Powers

The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Act.

4	ACCOUNTING AND RECORDS

4.1	Records to be Maintained

The Company shall maintain the following records at the Principal Office:

4.1.1	a current list of the name and last known mailing address of each Member and Manager;

4.1.2	a copy of the Certificate of Formation and any amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendments have been executed;

4.1.3	copies of the Company’s Federal, state and local income tax returns and financial statements, if any, for the three most recent years or, if such returns and reports were not prepared for any reason, copies of the information and records provided to, or which should have been provided to, the Members to enable them to prepare their Federal, state and local tax returns for such period;

4.1.4	copies of the Operating Agreement, including any amendments; and

4.1.5	unless contained in the Operating Agreement, a writing setting out the amount of cash and a statement of agreed value of other property or services contributed by each Member and the times at which or events upon the happening of which any additional contributions are to be made.

4.2	Inspection

Each of the Members and their respective authorized representatives shall have the right, at all reasonable times and upon reasonable advance written notice to the Company, at such Member’s expense, to inspect and copy relevant books and records of the Company for any purpose reasonably related to the Member’s interests as a Member of the Company. A Member requesting any such access to books and records shall reimburse the Company for any costs reasonably incurred by it in connection with such inspection request. Notwithstanding the foregoing, the Board shall have the right to keep confidential from the Members, for such period of time as the Board deems reasonable, any information which the Board reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Board in good faith believes is not in the best interest of the Company or could damage the Company or its business or which the Company is required by law or by agreement with a third party to keep confidential.

4.3	Reports to Members

4.3.1	The Company will use reasonable commercial efforts to deliver to each Member within 150 days after the close of each fiscal year consolidated annual financial statements for the Company and any subsidiaries (including a balance sheet as of the end of such fiscal year and statements of income, Members’ equity, and cash flows for such fiscal year). Within 60 days after the end of each of the quarters, the Company shall deliver to each Member unaudited consolidated financial statements for the Company and any subsidiaries (including a balance sheet as of the end of such fiscal quarter and statements of income for such fiscal quarter).

4.3.2	Within 90 days following the close of each fiscal year, the Company shall send or deliver to each person that was a Member or Assignee at any time during such year such tax information as shall reasonably be required for the preparation by such Person of its federal, state, and local income tax returns.

5	MEMBER INFORMATION

The names and addresses of the initial Members, their Capital Contributions and their Membership Interests and Percentage Interest are set forth on Exhibit A. The Board shall amend such exhibits from time to time to reflect the addition or Dissociation of Members, the issuance of additional Membership Interests, payment of additional Capital Contributions, changes in Membership Interest and Percentage Interest and transfers or redemptions of Membership Interests, in each case made in accordance with the terms of the Operating Agreement.

6	RIGHTS AND DUTIES OF MEMBERS

6.1	Management Rights

No Member, by reason of its status as such, shall have any authority to act for or bind the Company or otherwise take part in the management of the business or affairs of the Company; provided, however, that Members shall have the right to vote on or approve the actions specified herein or in the Act (or hereafter specified by the Board) to be voted on or consented to by the Members.

6.2	Agency Power of the Members

The Board may delegate to any Member authority to act on behalf of the Company with respect to the delegated matter and in such event, such Member shall have authority to bind the Company as an authorized agent. A Member shall be obligated to indemnify the Company for any costs or damages incurred by the Company as a result of the unauthorized action of such Member. Any difference arising as to any matter within the authority of a Member shall be decided by the Board. No act of a Member in contravention of such determination shall bind the Company to Persons having knowledge of such determination. A Member’s duty of care in the discharge of the Member’s duties to the Company and the other Members is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law. In discharging its duties, a Member shall be fully protected in relying in good faith upon the records required to be maintained under Article 4 and upon such information, opinions, reports or statements by the Board or any officer or authorized agent of the Company, or by any other Person, as to matters the Member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

6.3	Requisite Action

Whenever the Members are entitled to vote on any matter under the Act or the Operating Agreement, such matter shall be considered approved or consented to upon the receipt of the required affirmative vote of the Members. Assignees and Dissociating Members shall not be considered Members entitled to vote for the purpose of determining a majority.

6.4	Matters Requiring Member Approval

The following actions shall require, in addition to the approval of the Board, a Majority in interest of the Members of the Company:

6.4.1	the election and dismissal of the Managers pursuant to Section 7.2;

6.4.2	the compensation of the Managers;

6.4.3	any merger, consolidation, conversion or other reorganization of the Company;

6.4.4	any sale of all or substantially all of the assets of the Company;

6.4.5	the redemption of any Membership Interest by the Company;

6.4.6	the admission of Substitute Members as provided in Section 12.2;

6.4.7	the admission of Additional Members as provided in Section 12.3; or

6.4.8	any matter relating to the business or activities of the Company that the Board determines to put to the vote of Members.

6.5	Meetings

6.5.1	Meetings of the Members may be called by the Board and shall be called by the Board upon the written request of all the Members whose Capital Contributions represent all the Capital Contributions of Company. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Members not less than three (3) days nor more than thirty (30) days prior to the date of such meeting. Members may vote in person or by proxy at such meeting.

6.5.2	Such Notice may be communicated in person (either in writing or orally), by telephone, fax, or other form of wire or wireless communication, or by mail, and shall be effective at the earlier of the time of its receipt or, if mailed, five (5) days after its mailing. Notice of any meeting of the Members may be waived if the waiver is signed by the Member entitled to notice and is filed with the Company’s minutes or records. A Member’s attendance at or participation in a meeting waives Notice of the meeting, unless the Member objects to holding the meeting or transacting business at the meeting and does not vote or assent to any action taken at the meeting.

6.5.3	A Member may authorize any Person or Persons to act for him or her by proxy on all matters in which a Member is entitled to participate, including waiving Notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or his or her attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

6.5.4	Any or all Members may participate in a meeting by, or through the use of any means of communication, such as conference telephone, by which all Members participating may simultaneously hear each other during the meeting. A Member participating in a meeting by such means shall be deemed to be present in person at the meeting.

6.5.5	Any action that may be taken at any meeting of Members may be taken without a meeting and without prior Notice if a consent in writing setting forth the action so taken is signed by a Majority in Interest of the Members of the Company, except as may be otherwise specifically provided by Section 6.5.7. Action taken under this Section 6.5.5 is effective when the last Member signs the consent, unless the consent specifies a different prior or subsequent effective date, in which case the action is effective on or as of the specified date. A consent signed under this Section 6.5.5 has the effect of a vote of Members at a meeting and may be described as such in any document.

6.5.6	Each meeting of Members shall be conducted by the Board or, in the absence of the Board, by a Member appointed by a Majority in Interest of the Members.

6.5.7	Approval of the following action shall require the approval of all the Members of the Company:

(a)	increase any Capital Contributions or decrease of the Company the Capital Contributions of the Company.

6.6	Liability of Members

The debts, obligations, and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member, Manager, officer, or agent of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Manager, officer and/or agent. No Member shall be liable to the Company or to any other Member to reimburse any other Member for any portion of such other Member’s investment in the Company.

6.7	Indemnification

If any Member or former Member shall be exposed to liability by reason of a claim or demand relating to such Person being or having been a Member, and not because of such Member’s acts, omissions or bad faith, the Member or former Member (or such Person’s heirs, executors, administrators or other legal representatives or in the case of an Entity, its successor) shall be entitled to be held harmless from and indemnified out of the assets of the Company against all loss and reasonable expense arising from such claim or demand.

6.8	Representations and Warranties

Each Member, and in the case of an Entity, the person(s) executing the Operating Agreement on behalf of the Entity, hereby represents and warrants to the Company and each other Member that: (a) if that Member is an Entity, that it is duly organized, validly existing and in good standing under the law of its state of organization and that it has full power to execute and agree to the Operating Agreement and to perform its obligations hereunder; (b) the Member is acquiring its Membership Interest in the Company for the Member’s own account as an investment and without an intent to distribute the Membership Interest; and (c) the Member acknowledges that the Membership Interests have not been registered under any state securities laws, and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements.

6.9	Resignation of Member

No Member may resign from the Company prior to the dissolution and winding up of the Company (except that a Member shall cease to be such in connection with a permitted disposition of all of its Membership Interests in the Company pursuant to Article 11 or in connection with the redemption by the Company of all of a Member’s Membership Interests).

7	BOARD OF MANAGERS

7.1	Board of Managers

A board of managers of the Company (“Board”) is hereby established and shall be comprised of natural Persons (each such Person, a “Manager”) who shall be appointed in accordance with the provisions of Section 7.2. The business and affairs of the Company shall be managed, operated, and controlled by or under the direction of the Board, and the Board shall have, and is hereby granted, the full and complete power, authority and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry our any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement

7.2	Board Composition

The Board shall comprise of three (3) managers to be appointed as follows:

(a)	two (2) managers to be appointed by Theo who shall initially be Federico Trucco and Gloria Montaron Estrada (the “Theo’ Managers”); and

(b)	one (1) manager to be appointed by Biotech, who shall initially be Mr. Gast6n Paladini himself and together with the Theo’ Managers, the “Managers”.

Each Manager shall hold office until his or her successor is appointed and qualified, or until his or her earlier death, resignation, or removal.

7.3	Removal; Resignation

A Manager may be removed or replaced at any time from the Board, with or without case, upon, and only upon, the written request of the Member who appointed the Manager who is to be removed or replaced.

A Manager may resign at any time from the Board by delivering his written resignation to the Board. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s acceptance of a resignation shall not be necessary to make it effective. The vacancy in the Board caused by such resignation shall be filled in accordance with Section 7.4.

7.4	Vacancies

Any vacancy on the Board shall promptly be filled by the Member who appointed the Manager whose departure created the vacancy.

7.5	Meetings

The Board shall meet ai such time arid ai such place as the Board may designate, provided that the Board shall meet at least once per calendar quarter unless otherwise agreed by all Managers. Meetings of the Board may be held either in person or by means of telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, at the offices of the Company or such other place (either within or outside United Kingdom) as may be determined from time to time by the Board. Written notice of each meeting of the Board shall be given to each Manager at least 24 hours prior to each such meeting. Attendance of a Manager at any Board meeting shall constitute a waiver of notice of such meeting.

7.6	Action by Written Consent

Any action required or permitted to be taken at any meeting by the Board may be taken without a meeting if a consent thereto is signed or transmitted electronically, as the case may be, by the majority of the Managers.

7.7	Quorum

At all meetings of the Board, the attendance of a majority of the total number of the Managers shall constitute a quorum for the transaction of business provided however that at least one of them shall be the Manager appointed by Biotech. A duly convened meeting of Managers at which a quorum is present may exercise all powers exercisable by the Managers.

7.8	Voting; Binding Act

Each Manager shall have one (1) vote on all matters submitted on the Board. With respect to any matter before the Board, the act of a majority of the total number of the Managers shall be the act of the Board, except as may be otherwise specifically provided by Section7.9. In the event of an absence of any Manager, such Manager will automatically be deemed to grant his or her proxy pro-rata to the other Manager or Managers appointed by the party who appointed the absent Manager. Questions arising at any meeting shall be decided by a majority of the Managers.

7.9	Actions Requiring Special Approval by Managers

Approval of the following actions shall require the approval of at least one Theo’s Manager and one Biotech’s Manager;

(i)	enter into any loan, credit facility or other borrowing arrangement or provide any guaranty, surety, bond or other financial support for the benefit of any other Person, including (without limitation) any Member or Manager greater than U$S1,000,000.

7.10	Compensation; No employment

Each Manager shall be entitled to such reasonable compensation, if any, as proposed by the Board and approved by a vote of the majority of the Members.

Each Manager shall be reimbursed for his reasonable out-of-pocket expenses incurred in the performance of his duties as a Manager, pursuant to such policies as from time to time established by the Board. Nothing contained in this section 7.9 shall be construed to preclude any Manager from serving the Company in any other capacity and receiving reasonable compensation for such services.

This Agreement does not, and is not intended to, confer upon any Manager any rights with respect to continued employment by the Company, and nothing herein should be construed to have created any employment agreement with any Manager.

7.11	Election of Officers; Delegation of Authority.

The Board may appoint such individuals as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company, and the Board may delegate to such Officers such power and authority as the Board deems advisable. No Officer need be a Member or Manager. Any individual may hold two or more offices of the Company. Each Officer shall hold office until his successor is designated by the Board or until his earlier death, resignation, or removal. A vacancy in any office occurring because of death, resignation, removal or otherwise may, but need not, be filled by the Board.

7.12	Reliance on Documents and Reports

A Manager shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of its other Managers, Members, officers, employees or committees, or by any other Person, as to matters the Manager reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company (including, without limitation, information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid). In addition, the Managers may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by them, and any opinion of any such Person as to matters which the Managers reasonably believe to be within such Person’s professional or expert competence shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by the Managers hereunder in good faith and in accordance with such opinion.

7.13	Standard of Care; Indemnification

7.13.1	In carrying out his or her duties, a Manager or officer of the Company shall not be liable to the Company or to any Member for any actions taken in good faith and reasonably believed by the Manager or officer to be in, or not opposed to, the best interests of the Company, or for errors of judgement, neglect, or omission; provided, however, that a Manager or officer shall be liable for his or her willful misconduct or gross negligence. Each Manager and officer (individually an “Indemnitee”) shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and disbursements), judgements, fines, settlements and all other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of his or her status as a Manager or officer, or his or her management of the affairs of the Company, or which relate to the Company, its property, business or affairs, whether or not the Indemnitee continues to be a Manager or officer at the time any such liability or expense is paid or incurred, if the Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had nu reasoriable CaLiSe tO believe his or 1--.• conduct to be unlawful; provided that no Indemnitee shall be entitled to indemnification if it shall be finally determined that such Indemnitee’s act or omission constituted willful misconduct or gross negligence. Expenses (including legal fees and disbursements) incurred in defending any proceeding shall be paid by the Company in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined by a court of competent jurisdiction that the Indemnitee is not entitled to be indemnified by the Company as authorized hereunder.

7.13.2	The Company may, to the extent authorized from time to time by the Board, grant rights of indemnification and to advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of this Section 7.12 with respect to indemnification and advancement of expenses of Managers and officers of the Company.

7.13.3	To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company or any Member, an Indemnitee acting under this Agreement shall not be liable to the Company or any Member for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company. The provisions of this Agreement, to the extent they restrict the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnitee.

(i)	INITIAL CONTRIBUTIONS

7.14	The initial Capital Contributions; Membership Interest and Percentage of Interest of the initial Members are set forth on Exhibit A. No interest shall accrue on any Capital Contribution and no Member shall have the right to withdraw or be repaid any Capital Contribution except as provided in the Shareholder and Operating Agreement. Each Additional Member shall make the initial Capital Contribution described in its Admission Agreement in accordance with any action that may be taken at any meeting of Members pursuant to Section 6.5.7. The value of the Additional Member’s initial Capital Contribution and the time for making such contribution shall be set forth in its Admission Agreement and in accordance with the action that had been taken at any meeting of Members pursuant to Section 6.5.7.

7.15	Co-Initial Member Contribution. The Co-Initial Member, Gast& Paladini, (hereinafter, “GP”) hereby contributes his Capital Contribution set forth on Exhibit A by the commitment of being Member of the Company and providing his knowledges and experience, in a highly professional standard during the period of 18 (months) as from the Effective Date of this Agreement (hereinafter, the “Vesting Period”), provided however, if GP or his transferee and/or his or his Affiliates leaves the Company during the Vesting Period, Theo has the option to repurchase his Membership Interest at the option price of £1 per each Membership Interest.

7.16	Anti-Dilution Protection. In the event of any increase of the Capital Contributions of the Company or issuance of new Membership Interest of the Company up to the amount of £ 2.784.600 during the Vesting Period (“Anti-Dilution Protection”), the Initial Members shall have the pre-emptive right to participate in such increase of the Capital Contributions or issuance of new Membership Interest of the Company on a pro-rata basis, based on the Percentage in Interest that each of them held as set forth in Annex A. The Initial Members also agree that the Co-Initial Member GP will contribute his Capital Contribution under the Anti-Dilution Protection in accordance with the provision .set forth in Section 8.2. provided hoo.iever that if GP or his transferee and/or his Affiliates leaves the Company, Theo has the option to repurchase his Membership Interest contributed pursuant to the Anti-Dilution Protection at the option price equal to the historical price of each capital increase that happens during the Vesting Period.

7.17	Acceleration Provision: If the Company is subject to a Change in Control prior to the termination of the GP’s Vesting Period of the Initial Contribution or any additional increase of the Capital Contributions (as applicable), 100% of any restricted or unvested shares subject to this Agreement shall immediately vest.

For purposes of this Agreement, “Change in Control” shall mean direct or indirect transfer of fifty (50%) percent or more of the assets, equity securities, equity interests or voting power (board or shareholding) of the Company by reason of merger, acquisition, sale, or transfer.

7.18	Syndication

7.18.1	As long as the Company holds its shareholding in Moolec Science Ltd. (“Moolec”), the Parties agree:

(i)	to decide and vote in agreement to on all matters that are subject to a resolution at any Board of Director meeting at Moolec, in accordance with the decision previously approved at the Board of Manager of the Company. ;

7.19	Liquidity Event. The Members agree that, upon a Liquidity Event taking place, the Members shall procure (or cause to procure) that all and any actions as may be required to be undertaken by the Members, the Company or Moolec are undertaken to ensure that:

(i)	each of the Members receives common stock of the surviving entity resulting from the Liquidity Event (the “Public Company”) in accordance with their indirect shareholding in Moolec.

(ii)	the shares from the Public Company distributed to each of the Members have registration rights, including with respect to piggyback and demand registration rights and be subject to the same lock up period of the other shareholders of Moolec to which shares in the Public Company are distributed.

(iii)	if Moolec distributes to the Company any cash arising from such Liquidity Event, such cash is distributed to each of the Members on a pro-rata basis to their shareholding at the Company; and

(iv)	promptly after distribution of shares in the Public Company to each of the Members pursuant to section (ii) above and distribution of cash pursuant to section (iii) above, the Members initiate the dissolution and/or winding up of the Company in accordance with Article 13.

7.20	DISTRIBUTIONS

From time to time, the Board shall determine in its reasonable judgment to what extent, if any, the Company’s cash on hand exceeds the current and anticipated needs of the Company, including, without limitation, needs for operating expenses, debt service, acquisitions, and reserves. To the extent such excess exists, the Board shall make Distributions to the Members holding Membership Interests in proportion to their respective Percentage Interest.

8	TAXES

8.1	Fiscal Year

The fiscal year of the Company shall begin on July 1 of each year and end on June 30 or each year, provided, however, that the first year of the Company shall begin on the date of formation of the Company, and end on June 30th, each year. The Company shall have the same fiscal year for income tax and for financial and accounting purposes.

8.2	Method of Accounting

The records of the Company shall be maintained on a cash receipts and disbursements method of accounting or such other method as shall be required by the Code or chosen by the Board.

9	DISPOSITION OF MEMBERSHIP INTERESTS

9.1	Disposition

Subject to the provisions of Section 13, no Member may Dispose of all or a portion of his, her or its Membership Interest unless (i) the Dispose is made in compliance with the provisions of Section 11.1 and 12.1, and (ii) the following conditions are satisfied:

(a)	the transferor and the transferee reimburse the Company for all costs that the Company incurs in connection with such Dispose; and

(b)	the transferor and the transferee agree to execute such documents and instruments as are necessary or appropriate in the discretion of the Board to document and give effect to such Dispose.

9.2	Right of First Offer

(a)	General. Except as expressly permitted by this Agreement, a Member other than Theo’ Member (for the purposes of this Section 10.2, a “Transferring Member”) seeking to Dispose any or all of its Membership Interest to any Person (including any other Member) must first deliver to each other Member (each such other Member for the purposes of this Section 10.2 being an “Offeree Member”), with a copy io the Cornpany, an offer (the “Dispose Offer”) to Dispose such iviernoersnip interest (iho “Offered Membership Interests”) to the Offeree Member(s), which Dispose Offer must specify:

(i)	that the Dispose Offer is being made pursuant to the provisions of this Section 10.2;

(ii)	the number of Offered Membership Interests;

(iii)	the sale price for the Offered Membership Interests;

(iv)	the date of the Dispose Offer (the “Dispose Offer Date”), which shall be the date of delivery to the Company and the Offeree Members of the Dispose Offer;

(vi)	the Transferring Member’s representation and warranty that it has full right, power, capacity, and authority to Dispose the Offered Membership Interests, free and clear of all liens, encumbrances and security interests, in the manner described in the Dispose Offer; and

(vii)	any other material terms and conditions of sale, which shall not be inconsistent with the provisions of this Agreement.

(b)	Offeree Member Acceptance of Transfer Offer. The Offeree Members shall have the first right to accept or reject any Dispose Offer. In such regard, each Offeree Member may, by written notice delivered to the Transferring Member (with a copy concurrently delivered to each other Offeree Member and the Company), within thirty (30) clear days after the Dispose Offer Date, accept the Dispose Offer, pro rata on the basis of the number of Membership Interests held by such Offeree Member vis-a-vis all other Offeree Members, and in doing so, each Offeree Member may specify any additional portion of the Offered Membership Interests that such Offeree Member is prepared to purchase if any other Offeree Member does not accept the full amount of its proportionate share of the Dispose Offer within the prescribed time. If an Offeree Member fails to deliver its/his acceptance notice within the prescribed time, such Offeree Member shall be deemed to have rejected the Dispose Offer.

(c)	Binding Contract. If, within thirty (30) days after the Dispose Offer Date, one or more Offeree Members have delivered to the Transferring Member one or more notices of acceptance of the Dispose Offer, in respect of some or all of the Offered Membership Interests, then a binding contract of purchase and sale among the Transferring Member and the accepting Offeree Member(s) shall come into effect in respect of all of the Offered Membership Interests accepted by such Offeree Member(s).

(d)	Sale of Membership Interest. Subject to the provisions set forth in Section 10.2(b), if the Offeree Members do not purchase all of the Offered Membership Interest then:

(i)	the Transferring Member may, for ninety (90) days thereafter, transfer all or a lesser number of the unpurchased Offered Membership Interest to any Person for a price not less than and on other terms no more favorable to such Person than the terms contained in the Dispose Offer; and

(ii)	if the unpurchased Offered Membership Interest are not transferred within such ninety (90) - day period, shall again be subject to the provisions of this Section 10.2 prior to any subsequent Dispose.

9.3	Sale Contract; Completion of Sale

In addition to the terms and conditions specified in the Dispose Offer, the following provisions shall apply to any contract of purchase and sale made between the Transferring Member and any Offeree Member in accordance with Section 10.2 and any Dispose of Membership Interests made pursuant thereto:

(a)	the completion date for the Dispose shall be sixty (60) days after the Dispose Offer Date;

(b)	unless otherwise specified in the Dispose Offer, the full purchase price payable for the Offered Membership Interests being transferred shall be paid on such completion date by cashier’s check, bank draft or wire transfer of immediately available U.S. funds.

9.4	Drag-Along Right

If Theo receives from a Person an offer to purchase a number of Membership of Interest in excess of the Membership Interest owned by them and Theo wishes to accept the offer (hereinafter the “Drag-Along Sale”), then Theo shall be able to force the other Members to sell the number of Membership Interest owned by them necessary to cover the Drag Along Sale, under the same terms and conditions thereon.

Once the Drag-Along offer is received, Theo shall notify within ten (10) clear days to the remaining Members its decision to sell, specifying the sale price of the Membership Interests and any other material terms and conditions of the sale, which shall not be inconsistent with the provisions of this Agreement (“Drag-Along Notice”). The completion for the Drag Along Sale shall be performed within sixty (60) clear days after the reception of the Drag Along Notice.

9.5	Tag-Along Rights

In the event any Member (the “Tag-Along Seller”) proposes to Dispose all or any portion of its Membership Interest, other than pursuant to a Permitted Transfer, (a “Tag-Along Sale”), the Tag-Along Seller shall deliver a written notice (“Tag-Along Notice”) to each other Member (each, a Tag-Along Offeree”) at least thirty (30) days prior making such Dispose, including the purchase price, the proposed purchaser(s), the closing date for the sale and the portion of the Tag-Along Seller’s Membership Interest to be transferred (the Co-Sale Participation Percentage). Each Tag-Along Offeree may elect to participate in such Dispose at the same price and on the same terms and conditions by delivering written notice to the Tag-Along Seller within fifteen (15) days after delivery of the Tag-Along Notice, which notice shall specify the percentage of its Membership Interest that desires to include in such proposed Dispose, provided that such percentage shall not exceed the Co-Sale Participation Percentage. If a Tag-Along Offeree does not give such notice prior to the expiration of the fifteen (15)- day period for giving such notice, then the Tag-Along Seller may Dispose the Membership Interest to any Person on terms and conditions that are no more favorable to the Tag-Along Seller than those set forth in the Tag-Along Notice at any time within ninety (90) days after expiration of such fifteen (15)-day period for giving notice. Any Membership Interest not transferred by Tag-Along Seller during such ninety (90)-day period shall again be subject to the provisions of this Section 10.5 prior to any subsequent Dispose.

9.6	Noncompliance

Dispositions not in compliance with this Article 10 are void. Any attempted Disposition of a Membership Interest, or any part thereof, not in compliance with this Article is null and void ab initio.

10	DISSOCIATION OF A MEMBER

10.1	Dissociation

A Person shall cease to be a Member upon the happening of any of the following events:

10.1.1	the Member becoming a Bankrupt Member;

10.1.2	in the case of a Member that is an individual, if such individual dies or a court of competent jurisdiction adjudges the Member to be incompetent to manage the Member’s person or property;

10.1.3	in the case of a Member that is an Entity, the dissolution or termination of such Entity;

10.1.4	in the case of an estate or trust, the distribution by the fiduciary of the estate or trust’s entire interest in the Company.

The bankruptcy, death, incapacity, dissolution or termination of any Member, or the occurrence of any other event that terminates the continued membership of any Member under applicable law, shall not cause the Company to be dissolved or its affairs to be wound up and upon the occurrence of any such event, the Company shall be continued without dissolution.

10.2	Rights of Dissociating Member

In the event any Member Dissociates, such Member shall cease to be a Member effective as of the time of the occurrence of the event of disassociation, and except as otherwise provided in Section 11.1, such Person, or its successor in interest, shall constitute an Assignee, subject to the terms of Article 12.

11	ADMISSION OF ASSIGNEES AND ADDITIONAL MEMBERS

11.1	Permitted Transfers to Affiliates.

Subject to Sections 12.2 and 12.3, any Member may, without triggering the requirements of Article 10, Dispose of all or a portion of his, her or its Membership Interest to any Affiliate.

11.2	Admission of Substitute Members

Except as otherwise provided in Section 12.1, an Assignee of a Membership Interest shall be admitted as a Substitute Member and admitted to all the rights of the Member who initially assigned the Membership Interest only with the approval of the Board and a majority of the Members as provided in Section 6.4. The Board and the Members may grant or withhold the approval of such admission for any reason in or their sole and absolute discretion. If so admitted, the Substitute Member has all the rights and powers and is subject to all the restrictions and liabilities of the Member originally assigning the Membership Interest. The admission of a Substitute Member, without more, shall not release the Member originally assigning the Membership Interest from any liability to the Company that may have existed prior to such admission of the substitute Member.

11.3	Admission of Additional Members

Provided that a majority vote of the Members pursuant to Section 6.4. has approved the admission of an Additional Member, the Board shall execute the decision, which shall be binding on all Members. The terms and conditions upon which an Additional Member shall be admitted shall be set forth in the Admission Agreement for the Additional Member, the form of which shall be agreed upon between the Additional Member and the Board, and the Board shall make appropriate amendments to EXHIBIT A to reflect any adjustments thereto by reason of the admission of the Additional Member.

12	DISSOLUTION AND WINDING UP

12.1	Dissolution

The Company shall be dissolved, and its affairs wound up, upon the first to occur of the following events:

12.1.1	the written consent of a majority of the votes of the Members;

12.1.2	a Liquidity Event occurs, or

12.1.3	the entry of a decree of judicial dissolution pursuant to the Act.

12.2	Effect of Dissolution

If the Company is dissolved pursuant to Section 13.1, the Board shall proceed to wind up the business and affairs of the Company upon such terms and conditions as are determined by the Board consistent with the provisions of the Operating Agreement and the requirements of the Act. A reasonable amount of time shall be allowed for the period of winding up in light of prevailing market conditions and so as to avoid undue loss in connection with any sale of Company Property. Each Member, or its affiliates, shall have the right to bid on and purchase any of the assets of the Company being sold in connection with the winding up process. This Agreement shall remain in full force and effect and shall continue to govern the rights and obligations of the Board and Members and the conduct of the Company’s business and affairs during the period of winding up. The Board shall liquidate the assets of the Company and apply and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

12.2.1	to creditors, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Company (whether by payment, by the establishment of reserves of cash or other assets of the Company for contingent liabilities in amounts, if any, determined by the Board to be appropriate for such purposes or by other reasonable provision for payment), other than liabilities for Distributions to Members and former Members under the Act;

12.2.2	to former Members in proportion to their respective Percentage in Interest.

12.3	Winding Up and Certificate of Cancellation

The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Company have been distributed to the Members. Upon the completion of winding up of the Company, a certificate of cancellation of the Certificate of Formation shall be filed in the State Office. The certificate of cancellation shall set forth the information required by the Act.

13	AMENDMENT

13.1	Operating Agreement May Be Modified

The Operating Agreement may be modified as provided in this Article 14 (as the same may, from time to time be amended) and as otherwise provided in the Operating Agreement. Subject to the limitations on amendments set forth in Section 14.2, no Member shall have any vested rights in the Operating Agreement which may not be modified through an amendment to the Operating Agreement.

13.2	Amendment or Modification of Operating Agreement

The Operating Agreement, including the Exhibits hereto, may be amended from time to time by the Board in accordance with the rights to make amendments as set forth in the other Articles of the Operating Agreement. In addition, the Operating Agreement may be amended or modified from time to time by a written instrument adopted and executed by the Board and a majority of the Members. No provision in the Operating Agreement may be amended to reduce the vote of the Members required to approve or consent to any matter.

14	MISCELLANEOUS PROVISIONS

14.1	Entire Agreement

The Operating Agreement, including the Exhibits attached hereto, represents the entire agreement among all the Members and between the Members and the Company.

14.2	No Partnership

The Members have formed the Company under the Act. The Members do not intend to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

14.3	Rights of Creditors and Third Parties under Operating Agreement

The Operating Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members and their successors and permitted assigns. The Operating Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under the Operating Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

14.4	Terminology

All personal pronouns used in the Operating Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural; and the plural shall include the singular. Titles of articles, sections, subsections, and paragraphs in the Operating Agreement are for convenience only, and neither limit nor amplify the provisions of the Operating Agreement, and all references in the Operating Agreement to articles, sections, subsections, or paragraphs shall refer to the corresponding article, section, subsection, or paragraph of the Operating Agreement unless specific reference is made to the article, sections or other subdivisions of another document or instrument.

14.5	Governing Law and Jurisdiction

This Shareholder and Operating Agreement shall be governed by and construed in accordance with the laws of England and Wales without regard to the conflicts of law’s provisions thereof. Exclusive jurisdiction and venue for any action arising under this Shareholder and Operating Agreement is the courts of England and Wales, and both parties hereby consent to such jurisdiction and venue for this purpose. In any action or proceeding to enforce or interpret this Shareholder and Operating Agreement, the prevailing party will be entitled to recover from the other party its costs and expenses (including reasonable attorneys’ fees) incurred in connection with such action or proceeding and enforcing any judgment or order obtained.

EXHIBIT A

IDENTIFICATION OF Members

Members and Addresses	Capital Contribution	Membership Interest	Percentage Interest
Bioceres S.A. Ocampo 210 bis Predio CCT, Rosario, Santa Fe (2000) ARG	$ 246,636	246,636 per value of £1 each	80%
Paladini, Gast6n	$ 61,659	61,659 per vale of £1 each	20%

Updated Register

Pursuant to BOD resolution dated October 8, 2021

Members and Addresses	Capital Contribution	Membership Interest	Percentage Interest
Theo I THEO I SCSp, incorporated in the Grand Duchy of Luxembourg, 30, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg	$ 246,636	246,636 per value of £1 each	80%
The Biotech Company LLC 1095 Sugar View Dr Ste 500, Sheridan, WY82801, United States	$ 61,659	61,659 per vale of £1 each	20%

(Exhibit A to BG Farming Technologies Ltd. Amended Operating Agreement]